Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: December 16, 2020

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
EXTENSION OF REVOLVING SECURED LINE OF CREDIT FACILITY AND
INCREASE AND EXTENSION OF REVOLVING SECURED WAREHOUSE FACILITY

Southfield, Michigan – December 16, 2020 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced that on December 15, 2020, we extended the maturity of our revolving secured line of credit facility with a commercial bank syndicate from June 22, 2022 to June 22, 2023. The amount of the facility will remain at $340.0 million until June 22, 2022, when the amount of the facility will decrease to $305.0 million. As of December 15, 2020, we had $65.3 million outstanding under the line of credit facility.

We also announced that on December 16, 2020 we increased the amount of Warehouse Facility V, one of our revolving secured warehouse facilities, from $100.0 million to $125.0 million. We also extended the date on which the facility will cease to revolve from August 17, 2021 to December 18, 2023. The maturity of the facility was also extended from August 17, 2023 to December 16, 2025. The interest rate on borrowings under the facility has been increased from LIBOR plus 190 basis points to LIBOR plus 225 basis points. As of December 16, 2020, we did not have a balance outstanding under the facility.

There were no other material changes to the terms of the facilities.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.